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                          SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549

                                ----------------------

                                       FORM 8-K

                                    CURRENT REPORT


                        PURSUANT TO SECTION 13 OR 15(d) OF THE
                           SECURITIES EXCHANGE ACT OF 1934

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         Date of Report (Date of earliest event reported):  February 22, 1998


                                    CHATTEM, INC.
                (Exact name of registrant as specified in its charter)


  Tennessee                        0-5905                62-0156300
(State of                (Commission File No.)         (IRS Employer
incorporation)                                         Identification No.)


               1715 West 38th Street, Chattanooga, Tennessee  37409
             (Address of principal executive offices, including zip code)


                                        (423) 821-4571
                 (Registrant's telephone number, including area code)


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Item 5.  Other Events.

          On February 22, 1998, Chattem, Inc. (the "Company"), a manufacturer of health and beauty care products and the Sunsource line of dietary supplements, announced that it had signed a definitive agreement to acquire the BAN anti-perspirant and deodorant brand from Bristol-Myers Squibb Company. BAN has been a leading brand in the anti-perspirant and deodorant market since its launch in 1955 and is the leading roll-on anti-perspirant in the U.S. market today. Net sales of BAN in the U.S. reached an estimated $97 million in 1997.

          Pursuant to the terms of the acquisition agreement, the Company will purchase all the assets, including patents and trademarks of BAN (excluding Japan), for $165 million in cash, plus assumed liabilities. The transaction is expected to close not later than March 31, 1998, pending expiration or termination of the Hart-Scott-Rodino Antitrust Improvements Act waiting period, and is not subject to further due diligence or financing. NationsBanc Montgomery Securities LLC is acting as the Company's financial advisor.

          The Company expects BAN to be immediately accretive to earnings. In keeping with Chattem's history of brand acquisitions, it will make significant expenditures to advertise and promote BAN following its acquisition. Fiscal 1997 pro forma revenues for the Company including BAN would be approximately $250 million. Long term, the acquisition of BAN should provide a platform for further growth through the acquisition and introduction of mass marketed, high quality products.

          All forward looking statements are subject to the risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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                                      SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


February 24, 1998                       CHATTEM, INC.

                                   By: /s/ A. Alexander Taylor II
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                                        A. Alexander Taylor II
                                        President and Chief Operating Officer